Exhibit 99.1

April 26, 2024

Adagio Medical Inc.
Nabil Jubran
Chief Compliance Officer
26051 Merit Circle, Suite 102
Laguna Hills, California 92653

Re:	G220229/S002/A001
Trade/Device Name: vCLAS™ Cryoablation System (vCLAS™ Cryoablation Catheter, VT Cryoablation Console)
Dated: March 27, 2024
Received: March 28, 2024
CMS Category: B
Annual Report Due: December 8, 2024

Dear Nabil Jubran:

The Food and Drug Administration (FDA) has reviewed the supplement to your Investigational Device Exemption (IDE) application regarding your pivotal study (Cryoablation for Monomorphic Ventricular Tachycardia (VT)) for a significant risk device. You requested an increase in the number of study sites from 5 to 20 and an increase in the number of subjects from 20 to 206. You also requested modifications to the study documents and device design to support the pivotal phase of the study. FDA has determined you have provided sufficient data to support continuation of your human clinical study; this means that there are no subject protection concerns that preclude continuation of the investigation. Your supplement is therefore approved, and you may implement that change in your study. Your investigation is limited to 20 US institutions and 206 US subjects.

You must also obtain institutional review board (IRB) approval before implementing this change in your investigation as required by 21 CFR 812.35(a) because FDA believes this change affects the rights, safety, or welfare of subjects.

In order for your study to serve as the primary clinical support for a future marketing approval or clearance, FDA has provided additional study design considerations as an attachment to this letter. These recommendations do not relate to the safety, rights or welfare of study subjects and they do not need to be addressed in order for you to conduct your study. You are reminded that prior to implementing any significant modifications to the approved investigational protocol you must obtain FDA approval, and, if appropriate, IRB approval for the changes.

U.S. Food & Drug Administration
10903 New Hampshire Avenue
Silver Spring, MD 20993
www.fda.gov

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We note that you have designed this protocol to collect safety and effectiveness data to support submission of a future PMA application. Regarding the statistics to be presented in the PMA, we expect analysis of the primary dataset to contain one line per unit (e.g., person, sample, observation) with clinical outcomes and baseline covariates. You should also provide the statistical program code which produces the above analyses and which clearly documents variable definitions and coding schemes, as well as the data, in an electronic format (e.g., SAS, S-Plus or R, Excel, ASCII).

If approved, it is likely that a post-approval study (PAS) may be requested as a Condition of Approval (CoA). As the original IDE cohort can sometimes be used to gather long-term safety and effectiveness data after market approval, we suggest you consider obtaining patient informed consent and IRB approval at the initiation of the study so that enrolled subjects will be followed for a period of at least 5 years. FDA believes this may reduce patient loss to follow-up during the marketing application review process and keep many subjects available to participate in such a PAS if ordered. In addition, please note that other clinical studies apart from continued follow-up of IDE subjects, including prospective studies which enroll new patients, may also be required as CoA should a future marketing application be approved.

Future correspondence concerning this application should be identified as an IDE supplement referencing the IDE number above, and must be submitted following eCopy guidelines to:

U.S. Food and Drug Administration
Center for Devices and Radiological Health
IDE Document Control Center - WO66-G609
10903 New Hampshire Avenue
Silver Spring, MD 20993-0002

The Federal Food, Drug, and Cosmetic Act (the Act), as amended by section 1136 of the Food and Drug Administration Safety and Innovation Act (FDASIA), authorizes FDA to require an electronic copy (eCopy) for certain types of submissions. An eCopy is an exact duplicate of a paper submission, created and submitted on a CD, DVD, or other electronic media, accompanied by a single paper copy of your signed cover letter. This authorization applies to the original, amendments, supplements, and reports, as applicable, for your submission type.

For more information about FDA's eCopy program, including the technical standards for an eCopy, refer to the guidance document, "eCopy Program for Medical Device Submissions" at https://www.fda.gov/media/83522/download. In addition, we strongly encourage you to visit FDA's eSubmitter website at https://www.fda.gov/industry/fda-esubmitter/cdrh-esubmitter-program in order to develop an eCopy in accordance with the technical standards prior to sending it to FDA.

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If you have any minor clarification questions concerning the contents of the letter, please contact Vincent Do at 240-402-4584 or Vincent.Do@fda.hhs.gov.

Sincerely,

Hetal Odobasic
Director
Division of Cardiac Electrophysiology, Diagnostics and Monitoring Devices
Office of Cardiovascular Devices
Office of Product Evaluation and Quality
Center for Devices and Radiological Health

Enclosure
Additional Recommendations and Considerations